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                                                                      EXHIBIT 11


                          INTERLOTT TECHNOLOGIES, INC

                       Computation of Earnings per share

                                                Three Months Ended               Six Months Ended
                                                      June 30,                        June 30,
                                                      --------                        --------
                                                1998          1997               1998        1997
                                                ----          ----               ----        ----
Weighted average common shares                 3,210,000     3,210,000         3,210,000    3,210,000
outstanding during the period

Net income                                     $ 629,504     $ 777,247         $ 920,371    $ 807,318

Net income per share                               $0.19         $0.24             $0.29        $0.25



Assuming full dilution:

  Shares

   Weighted average number of
   common shares outstanding
   during the period                           3,210,000     3,210,000         3,210,000    3,210,000

   Assuming exercise of options                   31,719         1,692            13,311        1,203

   Weighted average number of
   common shares outstanding                   ---------     ---------         ---------    ---------
   as adjusted                                 3,241,719     3,211,692         3,223,311    3,211,203
                                               =========     =========         =========    =========

  Net income                                   $ 629,504     $ 777,247         $ 920,371    $ 807,318

  Earnings per common share
  assuming full dilution                           $0.19         $0.24             $0.29        $0.25

